EXHIBIT 10.30

[Geron Letterhead]

Original Notice Date: November 14, 2011
Revised: December 7, 2011

Jane Lebkowski
[Home Address]

Re: SEPARATION AGREEMENT AND GENERAL RELEASE

Dear Jane:

This letter sets forth the terms of our agreement with respect to the termination of your employment with Geron Corporation (“Geron”).

1. Intent. The intent of this Separation Agreement and General Release (hereinafter “Agreement”) is to mutually, amicably and finally resolve, and settle any and all issues and claims concerning your employment with Geron, all actions and conduct occurring during your employment with Geron and the termination thereof.

2. Parties. The parties to this Agreement are you, Jane Lebkowski, on behalf of yourself and your heirs, representatives, attorneys, successors and assigns, and Geron, on behalf of itself, its current and former officers, owners, shareholders, directors, managers, agents, representatives, servants, employees, attorneys, as well as its successors, predecessors and assigns.

3. Termination of Employment. We have agreed that your employment with Geron will formally end on December 31, 2011 (the “Separation Date”). On the Separation Date, you will be paid for all accrued wages and accrued, unused vacation. On the earlier of the Separation Date, or the date on which 2011 bonuses are paid to employees, and contingent upon your satisfactory performance, you will receive a 2011 bonus of $107,200. Long and Short Term Disability, Life Insurance and AD&D shall cease on the Separation Date. Any elections for medical, dental and vision coverage will continue until December 31, 2011. You will not be expected to perform any job responsibilities, and will not be required to come to work, after the Separation Date. In lieu of advance notice under the Worker Adjustment and Retraining Notification (“WARN”) Act and the California Reductions, Terminations and Mass Layoffs (“RTML”) law:

(a)	You will continue to receive salary through January 13, 2012, as referenced in the Employee Notice of Layoff letter.

(b)	In the event that you elect to receive continued Medical, Dental and/or Vision benefits under the Consolidated Budget Reconciliation Act of 1983, as amended (“COBRA”), and remain eligible for such benefits, the Company shall pay healthcare premiums for coverage through January 31, 2012.

Jane Lebkowski
December 7, 2011

(c)	As of the Separation Date, you will be vested in all equity awards issued to you, all equity awards issued to you shall be accelerated, such that you will be vested in, or the Company right of repurchase shall have expired, in that number of shares in which you would have vested, or the Company’s option to repurchase would have expired, had you remained employed through January 13, 2012.

You shall receive all payments and benefits detailed in this Section 3 without regard to whether you sign this Agreement.

4. Proprietary Information and Inventions Agreement. You acknowledge and agree to comply with your obligations under the Proprietary Information and Inventions Agreement that you executed on March 15, 1998. Specifically, you agree that all computer equipment, both hardware and software programs, as well as all records, papers, notes and other documents, and all copies thereof relating to Geron, its business, and its customers that are or have been obtained by you during your employment with Geron are Geron’s property, and will be returned by you to Geron, on your last date of employment. You also acknowledge and agree to comply with your continuing obligations regarding the disclosure of Confidential Information (as defined in the agreement you signed) after your employment with Geron.

5. Consideration. In consideration for this Agreement and the undertakings described herein, including the General Release of Claims described in paragraph 6 below, and in full settlement for all claims to which you may or may not be entitled, Geron agrees:

a)	to pay you 110% of annual base salary, less applicable state and federal withholding taxes, and

b)	to pay your COBRA premium for Medical, Dental and/or Vision coverage through the earlier of 12 months following the Separation Date or the date upon which you are no longer eligible for COBRA,*

c)	to extend the period during which you may exercise vested options through December 31, 2013;
____________________

* The payment of COBRA premiums by Geron does not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled.

Jane Lebkowski
December 7, 2011

d)	to provide outplacement services through Right Management, provided you activate such services within one month of your Separation Date; and

e)	not to contest any claim you file for unemployment insurance through EDD.

You acknowledge that the consideration set forth in this paragraph is in addition to any benefits to which you are otherwise entitled.

6. General Release of Claims. In consideration for the promises and undertakings contained in this Agreement, you hereby waive, release and discharge, and agree that you will not institute, prosecute or pursue any and all complaints, claims, charges, claim for relief, demands, suits, actions and causes of action, whether in law or in equity, which you assert or could assert against Geron, its current and former officers, owners, shareholders, directors, managers, agents, representatives, servants, employees, attorneys, as well as its successors, predecessors and assigns at common law or under any statute, rule, regulations, order, or law, whether federal, state or local, on any ground whatsoever, known or unknown, including but not limited to, any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring or retention, assault and battery, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any state or federal statute, including but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Americans with Disabilities Act, the Federal Rehabilitation Act of 1973, 42 U.S.C. Section 1981, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code and Civil Code, the California Constitution, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys fees and costs, but this release does not include claims for workers’ compensation; unemployment insurance benefits; claims for indemnification under California Labor Code Section 2802; your ability to participate in certain Company benefits under the auspices of COBRA; your rights under this Agreement; your right to bring to the attention of the Equal Employment Opportunity Commission and the California Department of Fair Employment and Housing claims of discrimination, provided, however, that you do release your right to secure any damages for alleged discriminatory treatment; and any other claims that cannot be released as a matter of law .

Jane Lebkowski
December 7, 2011

7. Waiver of Rights Under Civil Code § 1542. As further consideration and inducement for this Agreement, you hereby waive and release any and all rights under Section 1542 of the California Civil Code you have or may have with respect to Geron. California Civil Code Section 1542 provides as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You understand that Section 1542 gives you the right not to release existing claims, of which you are not now aware, unless you voluntarily choose to waive this right. Having been so apprised, you nevertheless hereby voluntarily elect to, and do, waive the rights described in Section 1542, and elect to assume all risks for claims that exist in your favor, known or unknown, which arise from the subject of this Agreement.

8. Confidentiality of Agreement. You agree that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. You shall not disclose, discuss or reveal the existence or terms of the Agreement to any persons, entities or organizations except to your spouse, attorney, or financial advisor, or as required by court order.

9. Waiting Period. In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:

i.	You have the right to consult with an attorney before signing this agreement;

ii.	You have forty-five (45) days, from the original date of this agreement (through December 29, 2011), to consider this agreement;

iii.	You have seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective, and you will not receive any of the separation benefits, until that revocation period has expired; and

iv.	The job titles and ages of all individuals eligible or selected for the separation package and the ages of all individuals in the same job classification or organizational unit who are not eligible for the separation package are listed on the form attached as Appendix A.

If you wish to revoke your acceptance of this Agreement, you must deliver written notice stating your intent to revoke to Human Resources, Geron Corporation, 230 Constitution Drive, Menlo Park, CA 94025, or via fax at (650) 473-8668, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Agreement.

Jane Lebkowski
December 7, 2011

10. Knowing and Voluntary Agreement. You expressly acknowledge that you have read and fully understand this Agreement; that you understand that by signing this Agreement you are giving up any legal claims you have against Geron; that you have been advised of your right to consult with legal counsel of your own choosing and to have the terms of this Agreement fully explained to you; that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement; and that you are executing this Agreement knowingly, voluntarily and free of any duress or coercion, in exchange for the benefits described in paragraph 5 above.

11. Effective Date. This Agreement shall become effective on the eighth (8th) day following the date it is signed by you as indicated on the date line opposite your signature below. In order to accept this Agreement, you must sign and return it to Human Resources within forty-five (45) days of your receipt of it, or on the Separation Date, whichever is later.

Very truly yours,

GERON CORPORATION

By:	/s/ John A. Scarlett
John A. Scarlett, M.D.
Chief Executive Officer

Dated:	December 8, 2011

Agreed and accepted:

/s/ Jane Lebkowski	December 29, 2011
Jane Lebkowski	Date